UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2009

Digital River, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9625 West 76th Street, Eden Prairie, MN	55344
(Address of principal executive offices)	(Zip Code)
(952) 253-1234
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 8, 2009, the Board of Directors of Digital River, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Cheryl Rosner as a director of the Board of Directors. Ms. Rosner will stand for election at the Company’s 2010 Annual Meeting of Stockholders. The appointment of Ms. Rosner increases the size of the Board to six members. Ms. Rosner has been appointed to the Audit Committee and the Nominating and Corporate Governance Committee. There are no arrangements or understandings between Ms. Rosner and any other persons pursuant to which Ms. Rosner was elected a director. Ms. Rosner is not related to any member of the Company’s management or any of the other directors.
     Ms. Rosner, age 46, served as President and Chief Executive Officer of TicketsNow.com, Inc. from June 2007 to December 2008. From 1999 to 2006, Ms. Rosner served in a number of executive positions at Expedia, Inc., including President of Expedia Corporate Travel from July 2005 to August 2006 and President of Hotels.com from December 2003 to July 2005. Prior thereto, Ms. Rosner held sales and marketing management positions at a number of global travel and hospitality companies.
     In connection with Ms. Rosner’s appointment as a non-employee director of the Board, she will receive the Company’s standard director compensation, including a cash retainer of $15,000 (pro-rated from the date of appointment) and a restricted stock grant award consistent with the director compensation program (pro-rated from the date of appointment).
     A copy of the press release is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 10, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.
Date: December 8, 2009	By:	/s/ Thomas M. Donnelly
Thomas M. Donnelly
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 10, 2009.